Exhibit 99.1

ARIAD Reports Third Quarter 2014 Financial Results and Development Progress

Conference Call Scheduled Today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 5, 2014--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the third quarter of 2014, including revenue from sales of Iclusig® (ponatinib). The Company also provided an update on corporate developments.

“Our third quarter results show solid growth in U.S. sales of Iclusig and continued commercial progress in Europe,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “The EMA has adopted its final opinion on Iclusig following the Article 20 review in Europe, leaving the Iclusig indications unchanged, and we are now focused on obtaining pricing and reimbursement in all key European markets. As we head into the end of the year, we are also finalizing the details of the new randomized dose-ranging trial for Iclusig aimed at further improving the benefit-risk profile of Iclusig and accelerating patient enrollment in the ALTA trial of AP26113 in patients with ALK+ non-small cell lung cancer, which we expect will be the basis for our initial registration of AP26113.”

2014 Third Quarter Financial Results

Revenues

Total revenue for the quarter ended September 30, 2014 increased 21% to $14.7 million, versus the second quarter of 2014. Total revenue includes product revenue from sales of Iclusig and license revenue.

Net product revenues from sales of Iclusig were $14.5 million for the quarter ended September 30, 2014, an increase of 22% from the second quarter of 2014. Net product revenues for the quarter include Iclusig revenues of $10.5 million in the U.S. and $4.0 million in Europe. Net revenues reported do not include $2.9 million related to deferred revenue of $1.2 million in the U.S., representing Iclusig inventory on hand at our specialty pharmacy as of September 30, 2014 and shipment of $1.7 million of Iclusig to patients in France during the quarter ($17.3 million cumulatively through September 30, 2014).

We will record revenue related to cumulative shipments in France upon completion of pricing and reimbursement negotiations, net of any amounts that will be refunded to the French health authorities as a result of such negotiations, which we anticipate will be completed in mid-2015.

Net Income/Loss

Net loss for the quarter ended September 30, 2014 was $50.1 million, or $0.27 per share, compared to net loss of $66.3 million, or $0.36 per share, for the same period in 2013.

Research and development expenses decreased by $17.5 million, or 39%, from the third quarter of 2013 to the third quarter of 2014, predominantly reflecting a decrease in clinical-trial costs, as well as decreased manufacturing and other supporting costs related to Iclusig clinical trials, and decreased personnel and related costs reflecting the impact of the Company’s reduction in workforce effected in the fourth quarter of 2013. These decreases were offset, in part, by increases in clinical-trial and related costs for our investigational anaplastic lymphoma kinase positive (ALK+) inhibitor, AP26113, due to the initiation of the pivotal Phase 2 ALTA trial.

Selling, general and administrative expenses decreased by $3.8 million, or 10%, from the third quarter of 2013 to the third quarter of 2014, reflecting a decrease in personnel expenses in the U.S. as a result of the reduction in workforce in the fourth quarter of 2013 and a decrease in expenses related to sales and marketing initiatives and other consulting services in support of the initial commercial launch of Iclusig in the U.S. in 2013. These decreases were offset, in part, by an increase in personnel and other expenses in Europe due to the launch of Iclusig in various European countries in the second half of 2013.

Cash Position

As of September 30, 2014, cash and cash equivalents totaled $273.5 million, compared to $310.0 million at June 30, 2014.

Financial Guidance for 2014

We now expect research and development expenses of $125 million to $130 million, compared to our previous guidance of $140 million to $150 million for 2014. The decrease in research and development spend is driven by the cost of clinical trials, manufacturing and other activities.

We anticipate cash used in operations in 2014 will now range from $150 million to $155 million, compared to our previous guidance of $165 million to $175 million. As a result, we expect that our cash, cash equivalents and marketable securities at December 31, 2014 will range from $250 million to $255 million, sufficient to fund operations into the second half of 2016. This does not take into account any distributorship or partnership agreements that may be entered into during this period.

Recent Progress on Key Objectives

Commercialization of Iclusig

  Through September 30, 2014, approximately 650 patients in the U.S. received Iclusig commercially.
  By the end of the third quarter, there were nearly 550 unique prescribers of Iclusig in the U.S., an increase in the prescriber base of approximately 38% from the second quarter.
  Approximately 60% of prescribers are community-based physicians, with the remainder being physicians practicing in academic medical centers.
  In Europe, we are selling Iclusig in select countries and are working to reach full pricing and reimbursement in additional European countries by mid-2015.
  In October, the European Medicines Agency (EMA) endorsed the recommendation by the Pharmacovigilance Risk Assessment Committee (PRAC) that Iclusig continue to be used in Europe in accordance with its already approved indications in Philadelphia-chromosome positive leukemias. The authorized indications and the favorable benefit-risk balance of Iclusig give healthcare providers the ability to optimize the use of Iclusig in patients with resistant or intolerant chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL).

Iclusig Clinical Development

  We are working with the U.S. Food and Drug Administration (FDA) and the European Medicines Agency to finalize the design of the randomized trial to evaluate a range of starting doses of Iclusig. We expect to complete these discussions and have a final trial protocol by year-end.
  Seven investigator-sponsored trials (ISTs) are open to patient enrollment, and nine additional ISTs are pending regulatory or institutional review board approval. This includes three trials in RET driven non-small cell lung cancer (NSCLC), six trials in CML or Ph+ALL, two trials in acute myeloid leukemia (AML) and various other cancers.

Advancing AP26113

  AP26113 received Breakthrough Therapy designation from the FDA for the treatment of patients with ALK+ metastatic NSCLC whose tumors are resistant to crizotinib. Results from the ongoing Phase 1/2 trial show sustained anti-tumor activity of AP26113 in patients with ALK+ NSCLC, including patients with active brain metastases. As follow-up to the Breakthrough Therapy designation, we will meet with FDA to discuss our plans and timing regarding AP26113 regulatory submission.
  A pivotal global Phase 2 trial of AP26113 in patients with locally advanced or metastatic NSCLC who were previously treated with crizotinib continues to enroll patients. The ALTA trial is designed to determine the safety and efficacy of AP26113 in refractory NSCLC patients who are positive for the ALK oncogene. The trial will enroll approximately 220 patients in the United States, Europe and Asia, including those with brain metastases.

Upcoming Medical Meeting

  56th Annual Meeting of the American Society of Hematology (ASH), San Francisco, December 6 to 9, 2014.

Upcoming Investor Meeting

ARIAD management will be making corporate presentations at the following investor conference:

  Stifel Healthcare Conference, New York, November 18, 2014

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our first quarter financial results this morning at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) five minutes prior to the start time and providing the pass code 38094306. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig® (ponatinib) tablets

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.

Important U.S. Safety Information for Iclusig® (ponatinib)

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full U.S. prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Iclusig® is a registered trademark of ARIAD Pharmaceuticals, Inc.

This press release contains “forward-looking statements” including, but not limited to, updates on clinical and regulatory developments and commercialization plans for our products and product candidates and financial guidance for 2014. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig; competition from alternative therapies, our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; our ability to meet anticipated clinical trial commencement and completion dates; delays in or failure of obtaining regulatory clearance for resumption of clinical trials; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Total revenue	$14,682	$16,732	$38,577	$37,208
Operating expenses:
Cost of product revenue	594	415	4,277	913
Research and development	27,600	45,145	87,948	127,076
Selling, general and administrative	33,622	37,395	99,411	108,977
Total operating expenses	61,816	82,955	191,636	236,966
Other income (expense), net	(2,820)	(6)	(3,413)	18
Provision for income taxes	154	110	379	255
Net loss	$(50,108)	$(66,339)	$(156,851)	$(199,995)
Net loss per common share:
-- basic and diluted	$(0.27)	$(0.36)	$(0.84)	$(1.09)
Weighted-average number of shares of common stock outstanding:
-- basic and diluted	187,034	185,238	186,703	182,859

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

In thousands	September 30, 2014	December 31, 2013

Cash and cash equivalents	$273,451	$237,179
Total assets	$483,692	$370,894
Total liabilities	$402,600	$185,377
Stockholders’ equity	$81,092	$185,517

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION
(Unaudited)

In thousands	Nine Months Ended September 30,
	2014	2013

Net cash used in operating activities	$(131,930)	$(170,313)
Net cash provided by (used in) investing activities	(2,475)	23,243
Net cash provided by (used in) financing activities	170,524	312,157
Effect of exchange rates on cash	153	(30)

Net increase in cash and cash equivalents	$36,272	$165,057

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, (617) 503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, (617) 621-2315
Liza.heapes@ariad.com